Exhibit 10.3

SECOND AMENDMENT

TO SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT

This SECOND AMENDMENT TO SENIOR SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of July 11, 2011 (this “Second Amendment”), is entered into among CBay Inc., a Delaware corporation (“CBay”), MedQuist Inc., a New Jersey corporation (“MedQuist”), MedQuist Transcriptions, Ltd., a New Jersey corporation (“MedQuist Transcriptions”, and together with CBay and MedQuist, the “Issuers”), MedQuist Holdings Inc., a Delaware corporation (“Holdings”), MedQuist, as Issuer Representative, BlackRock Kelso Capital Corporation (“BKC”), PennantPark Investment Corporation (“Pennant”), Citibank, N.A. (“Citibank”), and THL Credit, Inc. (“THL” and together with BKC, Pennant, Citibank and the other Purchasers from time to time parties hereto, collectively, the “Purchasers”).

WHEREAS, the Issuers, Holdings and the Purchasers are party to that certain Senior Subordinated Note Purchase Agreement, dated as of September 30, 2010 (as amended by that certain Waiver and First Amendment, dated as of July 11, 2011, the “Note Purchase Agreement”; all capitalized terms defined in the Note Purchase Agreement and not otherwise defined herein to have the meanings assigned thereto in the Note Purchase Agreement);

WHEREAS, the Issuers and Holdings have requested that the Purchasers amend certain provisions of the Note Purchase Agreement;

WHEREAS, subject to the terms and conditions hereof, the Purchasers are willing to make amendments to the Note Purchase Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.

AMENDMENTS TO NOTE PURCHASE AGREEMENT

Subject to the fulfillment of the conditions set forth in Section 4.1 below, the Note Purchase Agreement is hereby amended, as of the Effective Date, as follows:

Section 1.1. The definition of “Permitted Acquisition” set forth in the Note Purchase Agreement is amended and restated in its entirety as follows:

““Permitted Acquisition” means any Proposed Acquisition satisfying each of the following conditions: (a) the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Guaranty Obligations incurred or assumed in connection therewith or otherwise reflected in a Consolidated balance sheet of Holdings and the Proposed Acquisition Target), such Proposed Acquisition and all other Permitted Acquisitions consummated on or prior to the date of the consummation of such Proposed Acquisition shall not exceed (i) $50,000,000 in the aggregate in any Fiscal Year or $150,000,000 in the aggregate during the term of this Agreement plus (ii) Additional Available Cash as of the date of consummation of such Proposed Acquisition plus (iii) an unlimited amount in the form of shares of common stock of Holdings issued in connection with such Proposed Acquisition, (b) the Purchasers shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 15 days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Required Purchasers) and on or prior to the date of such Proposed Acquisition, the Purchasers shall have received copies of the acquisition agreement and related Contractual Obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Required Purchasers, (c) as of the date of consummation of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, (1) all conditions set forth in clauses (i) and (ii) of Section 3.1(f) shall be satisfied or duly waived, (2) Holdings shall, on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder, have a Consolidated Total Leverage Ratio and Consolidated Senior Leverage Ratio which are at least 0.25:1.00 less than the required thresholds set forth in Sections 5.1 and 5.2 as of such date, as applicable, and (3) Holdings shall have Liquidity of at least $20,000,000 and (d) such Proposed Acquisition is consummated no earlier than December 31, 2010.”

Section 1.2. A new Section 5.5 shall be added as follows:

“Section 5.5 Notwithstanding the minimum and maximum covenant levels set forth in Sections 5.1, 5.2 and 5.4 above, if the Senior Loan Documents are amended, restated, refinanced or otherwise replaced prior to or on September 30, 2011, such minimum and maximum covenant levels set forth herein shall automatically be deemed to be revised to reflect any amendments to such minimum and maximum covenant levels for the corresponding financial covenants under the Senior Credit Agreement, with appropriate differences in covenant levels consistent with the differences in existence on the Funding Date between the Senior Loan Agreement and this Agreement.”

Section 1.3. Section 8.5(j) of the Note Purchase Agreement is amended and restated in its entirety as follows:

“(j) other Restricted Payments by the Group Members not to exceed $25,000,000 in the aggregate during the term of this Agreement plus, to the extent the Consolidated Total Leverage Ratio of Holdings is less than 1.00:1.00 both before and after giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith, Additional Available Cash; provided, that at the time any such Restricted Payment is made no Default or Event of Default shall exist or shall result therefrom.”

SECTION 2.

AMENDMENT TO THE SUBORDINATION AGREEMENT

Section 2.1. Purchasers agree to work with the Senior Lenders to cause the definition of “Senior Debt” in the Subordination Agreement to be amended and restated in its entirety as follows:

“Senior Debt” means all obligations, liabilities and indebtedness of every nature of any Company or any guarantor from time to time owed under the Senior Debt Documents, the Secured Hedging Obligations and the Bank Product Obligations, including, without limitation, the principal amount of all debts, claims and indebtedness, accrued and unpaid interest and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, whether before or after the filing of a Proceeding under the Bankruptcy Code together with (a) any amendments, modifications, renewals or extensions thereof to the extent not prohibited by the terms of this Agreement and (b) any interest accruing thereon after the commencement of a Proceeding, without regard to whether or not such interest is an allowed claim; provided, however, that in no event shall the principal amount of the Senior Debt (specifically excluding the Secured Hedging Obligations and Bank Product Obligations) exceed the sum of $275,000,000 reduced by the amount of any prepayments and repayments and commitment reductions under the Senior Credit Agreement to the extent that such payments and reductions may not be reborrowed (specifically excluding, however, any such repayments and commitment reductions occurring in connection with any Permitted Refinancing) (the “Maximum Senior Principal Amount”). Senior Debt shall be considered to be outstanding whenever any loan commitment under the Senior Debt Document is outstanding. Notwithstanding the foregoing, no Sponsor Affiliated Lender (as defined in the Senior Credit Agreement as in effect on the date hereof) or Group Member shall be entitled to the benefits of this Agreement as a holder of Senior Debt, except that to the extent that a Sponsor Affiliated Lender (x) holds no more than ten percent (10%) of the combined principal amount of the term loan obligations under the Senior Debt Documents determined at the time such obligation under the Senior Debt Documents and (y) is subject, in relation to such obligations under the Senior Debt Documents, to the voting and other restrictions as set forth in the last sentence of Section 11.2(b) of the Senior Credit Agreement as in effect on the date hereof.”

SECTION 3.

REPRESENTATIONS AND WARRANTIES

Section 3.1. The Issuers and Holdings hereby represent and warrant that on the date hereof and on the Effective Date: (a) the representations and warranties contained in the Note Purchase Agreement are true and correct on the date hereof with the same effect as though such representations and warranties had been made on the date hereof and on the Effective Date, except to the extent such representations expressly relate to an earlier, specific calendar date and then only to the extent that such representations and warranties were represented and/or warranted in the Note Purchase Agreement to be true and correct on such earlier date; (b) no

Default or Event of Default has occurred or is continuing; and (c) the execution, delivery and performance of this Second Amendment: (i) has been duly authorized by all necessary corporate action, (ii) will not violate any applicable material Requirement of Law in any material respect or their Constituent Documents and (iii) will not be in conflict with or result in a breach under any material Contractual Obligation of any Group Member other than those that would not, in the aggregate, have a Material Adverse Effect.

SECTION 4.

CONDITIONS TO EFFECTIVENESS

Section 4.1. The amendments set forth in Section 1 and the agreement set forth in Section 2 shall become effective at the time the following conditions are satisfied to the Purchasers’ satisfaction (the date of satisfaction of such conditions, the “Effective Date”):

(a) The Purchasers shall have received one or more counterparts of this Second Amendment executed and delivered by each of the Issuers and Holdings;

(b) After giving effect to this Second Amendment, no Default or Event of Default shall have occurred and be continuing as of the date hereof and on the Effective Date of this Second Amendment;

(c) The representations and warranties of Issuers and Holdings contained in this Second Amendment shall be true and correct in all material respects on and as of the Effective Date;

(d) The Issuers shall have paid to each Purchaser a non-refundable amendment fee in cash in an amount equal to 50 basis points multiplied by the outstanding amount of such Purchaser’s Note (the “Second Amendment Fee”) which shall be fully earned as of the date hereof and payable on the date that is the earlier of (a) September 30, 2011 and (b) the date on which the Indebtedness under the Senior Credit Agreement is refinanced;

(e) Notwithstanding anything to the contrary herein, the payment of the Second Amendment Fee on or prior to September 30, 2011 (the “Effective Date Deadline”) is a condition precedent to the effectiveness of the Second Amendment and if the Second Amendment Fee is not paid on or prior to the Effective Date Deadline, the right of the Issuers or any other Persons to enter into the Second Amendment shall automatically, without further action by any party hereto, terminate and the Second Amendment shall be null and void without ever having any force or effect; and

(f) The Senior Agent shall have consented, in writing, to the terms of this Second Amendment.

SECTION 5.

MISCELLANEOUS

Section 5.1. Except as expressly amended hereby, all of the representations, warranties, terms, covenants and conditions of the Note Documents shall remain in full force and effect in accordance with their respective terms. The amendments and waiver set forth herein shall be limited precisely as provided for herein and shall not be deemed to be a waiver of, amendment of, consent to or modification of any term or provision of the Note Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of the Issuers or Holdings requiring the consent of the Purchasers except to the extent specifically provided for herein. The Purchasers have not and shall not be deemed to have waived any of their respective rights and remedies against the Issuers or Holdings for any existing or future Defaults or Event of Default.

Section 5.2. The Issuers agree to pay on demand all reasonable and documented costs and expenses of or incurred by the Purchasers in connection with the negotiation, preparation, execution and delivery of this Second Amendment, including the reasonable and documented fees and expenses of transaction counsel for the Purchasers.

Section 5.3. This Second Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Second Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. Delivery of executed counterparts of this Second Amendment by telecopy shall be effective as an original. This Second Amendment shall be governed by the internal laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CBAY INC., as Issuer

By:	/s/ Kashyap Joshi
Name: Kashyap Joshi
Title: Vice President, Finance

MEDQUIST INC., as Issuer

By:	/s/ Mark R. Sullivan
Name: Mark R. Sullivan
Title: General Counsel & Chief Compliance Officer

MEDQUIST TRANSCRIPTIONS, LTD., as Issuer

By:	/s/ Mark R. Sullivan
Name: Mark R. Sullivan
Title: General Counsel & Chief Compliance Officer

MEDQUIST HOLDINGS INC., as Holdings

By:	/s/ Mark R. Sullivan
Name: Mark R. Sullivan
Title: General Counsel & Chief Compliance Officer

[Signature Page to Second Amendment]

PURCHASERS:

BLACKROCK KELSO CAPITAL CORPORATION, By: BLACKROCK KELSO CAPITAL ADVISORS LLC, its Investment Manager, as Purchaser

By:	/s/ Michael B. Lazar
Name: Michael B. Lazar
Title: Chief Operating Officer

[Signature Page to Second Amendment]

PENNNANTPARK INVESTMENT CORPORATION, as Purchaser

By:	/s/ Arthur Penn
Name: Arthur Penn
Title: CEO

[Signature Page to Second Amendment]

CITIBANK, N.A., as Purchaser

By:	/s/ Michael P. Girondo
Name: Michael P. Girondo
Title Vice President

[Signature Page to Second Amendment]

THL CREDIT, INC., as Purchaser

By:	/s/ Christopher J. Flynn
Name: Christopher J. Flynn
Title: Managing Director

[Signature Page to Second Amendment]

The Senior Agent acknowledges and agrees that notwithstanding the restrictions on Distributions with respect to the Subordinated Debt set forth in the Subordination Agreement, the Issuers may pay and the Purchasers may retain the Second Amendment Fee for their own benefit.

GENERAL ELECTRIC CAPITAL CORPORATION, as Senior Agent

By:	/s/ Kevin Blitz
Name: Kevin Blitz
Title: Duly Authorized Signatory

[Signature Page to Second Amendment]